Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – April 25, 2024 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the first quarter ended March 31, 2024 with the following highlights:

●	Sales of $41.9 million representing a 31.4% year-over-year increase, including 54.7% growth in medical market sales
●	Gross profit of $11.5 million, or 27.4% of revenue, compared to $7.4 million, or 23.3% of revenue for the 2023 first quarter
●	Operating income of $4.1 million versus breakeven for the 2023 first quarter
●	GAAP EPS of $0.18 compared to a loss of $0.02 for the 2023 first quarter
●	Adjusted EBITDA of $5.2 million, a four-fold gain compared to $1.2 million last year
●	Backlog of $97.4 million exiting the 2024 first quarter

“Ultralife’s strong first quarter results are a testament to the teamwork and success to date of our gross margin improvement initiatives and continued demand in our core products, particularly from our government/defense and medical customers,” said Mike Manna, President and Chief Executive Officer.   “With the current healthy backlog and new product commercialization, we are prepared to capture additional organic growth opportunities, while we continue to drive gross margin improvements and invest in further new product development.  We are increasingly optimistic that we are positioned to sustain profitable growth, generate incremental cash flow to pay down debt, and invest in strategic capital expenditures and accretive acquisitions.”

First Quarter 2024 Financial Results

Revenue was $41.9 million, an increase of $10.0 million, or 31.4%, as compared to revenue of $31.9 million for the first quarter of 2023. Overall, government/defense sales increased 83.4% and commercial sales increased 8.6% over the 2023 period. Battery & Energy Products sales increased 22.9% to $35.0 million compared to $28.5 million last year reflecting increases of 73.6% in government/defense sales and 8.6% in commercial sales, including a 54.7% increase in medical battery sales and a 2.3% in industrial sales, partially offset by a decrease of 13.9% in oil & gas market sales. Communications Systems sales increased by 101.3% to $6.9 million compared to $3.4 million for the same period last year, primarily attributable to shipments of EL8000 server cases to a large multinational information technology company, integrated systems of amplifiers and radio vehicle mounts to a major international defense contractor under an ongoing allied country government/defense modernization program, and power systems to a U.S.-based global prime. Our total backlog exiting the 2024 first quarter was $97.4 million.

Gross profit was $11.5 million, or 27.4% of revenue, compared to $7.4 million, or 23.3% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 25.7%, compared to 22.9% last year, primarily due to higher cost absorption and more efficiencies resulting from a concerted effort to level-load production more evenly across the 2024 quarter, as well as improved price realization. Communications Systems gross margin was 35.8% compared to 26.8% last year, primarily due to higher factory volume and favorable sales product mix.

Operating expenses were $7.4 million, compared to $7.4 million for the 2023 first quarter. Operating expenses were 17.7% of revenue compared to 23.2% of revenue for the year-earlier period.

The combination of higher sales leveraged by improved gross margin and level operating expenses resulted in a $4.0 million increase in operating income to $4.1 million from breakeven last year. Operating margin increased to 9.7% compared to 0.1% last year. Operating results for the first quarter of 2023 were negatively impacted by the January 25, 2023 cybersecurity attack.

Net income was $2.9 million or $0.18 per diluted share on a GAAP basis, compared to a net loss of $0.3 million or $0.02 per diluted share for the first quarter of 2023. Adjusted EPS was $0.21 on a diluted basis for the first quarter of 2024, compared to a loss of $0.05 for the 2023 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $5.2 million for the first quarter of 2024, or 12.5% of sales, compared to $1.2 million, or 3.6% of sales, for the year-earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation and adjusted EPS to EPS.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BI5d712724df6d4c65bb6496c4ce2d606f. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions or delays in our supply of raw materials and components due to business conditions, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	March 31, 2024	December 31, 2023
Current Assets:
Cash	$10,099	$10,278
Trade Accounts Receivable, Net	35,278	31,761
Inventories, Net	43,821	42,215
Prepaid Expenses and Other Current Assets	5,104	5,949
Total Current Assets	94,302	90,203

Property, Plant and Equipment, Net	20,670	21,117
Goodwill	37,499	37,571
Other Intangible Assets, Net	14,867	15,107
Deferred Income Taxes, Net	9,873	10,567
Other Non-Current Assets	3,340	3,711
Total Assets	$180,551	$178,276

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$13,315	$11,336
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,013	3,115
Accrued Expenses and Other Current Liabilities	6,048	7,279
Total Current Liabilities	23,376	23,730
Long-Term Debt, Net	23,140	23,624
Deferred Income Taxes, Net	1,675	1,714
Other Non-Current Liabilities	3,415	3,781
Total Liabilities	51,606	52,849

Shareholders' Equity:
Common Stock	2,089	2,078
Capital in Excess of Par Value	189,995	189,160
Accumulated Deficit	(37,863)	(40,754)
Accumulated Other Comprehensive Loss	(3,892)	(3,660)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	128,837	125,332
Non-Controlling Interest	108	95
Total Shareholders’ Equity	128,945	125,427

Total Liabilities and Shareholders' Equity	$180,551	$178,276

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31,	March 31,
	2024	2023
Revenues:
Battery & Energy Products	$34,989	$28,470
Communications Systems	6,938	3,446
Total Revenues	41,927	31,916

Cost of Products Sold:
Battery & Energy Products	26,003	21,958
Communications Systems	4,454	2,522
Total Cost of Products Sold	30,457	24,480

Gross Profit	11,470	7,436

Operating Expenses:
Research and Development	1,756	2,032
Selling, General and Administrative	5,651	5,378
Total Operating Expenses	7,407	7,410

Operating Income (Loss)	4,063	26

Other Expense	456	494
Income (Loss) Before Income Tax Provision	3,607	(468)

Income Tax Provision (Benefit)	703	(133)

Net Income (Loss)	2,904	(335)

Net Income Attributable to Non-Controlling Interest	(13)	(11)

Net Income (Loss) Attributable to Ultralife Corporation	$2,891	$(346)

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Basic	$0.18	$(0.02)

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.18	$(0.02)

Weighted Average Shares Outstanding – Basic	16,396	16,135

Weighted Average Shares Outstanding – Diluted	16,518	16,135

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income (loss) attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income (loss) attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income (loss) attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended
	March 31, 2024	March 31, 2023

Net Income (Loss) Attributable to Ultralife Corporation	$2,891	$(346)
Adjustments:
Interest Expense, Net	520	424
Income Tax Provision (Benefit)	703	(133)
Depreciation Expense	740	762
Amortization of Intangible Assets	228	209
Stock-Based Compensation Expense	161	139
Non-Recurring – Cyber Insurance Deductible	-	100
Adjusted EBITDA	$5,243	$1,155

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to GAAP financial measures. We define Adjusted EPS as net income (loss) attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income (loss) attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31, 2024			March 31, 2023
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income (Loss) Attributable to Ultralife Corporation	$2,891	$.18	$.18	$(346)	$(0.02)	$(0.02)
Deferred Tax Provision (Benefit)	650	.04	.03	(390)	(.03)	(.03)
Adjusted Net Income (Loss)	$3,541	$.22	$.21	$(736)	$(.05)	$(.05)

Weighted Average Shares Outstanding		16,396	16,518		16,135	16,135

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com